EXHIBIT 11
PEPSICO, INC. AND SUBSIDIARIES
Computation of Net Income Per Share of Capital Stock - Primary
(page 1 of 2)
(in millions except per share amounts, unaudited)

                                      12 Weeks Ended      24 Weeks Ended
                                     6/14/97  6/15/96    6/14/97  6/15/96

Shares outstanding at beginning
  of period                            1,539    1,574      1,545    1,576

Weighted average of shares issued
  during the period for exercise of
  stock options, conversion of
  debentures and payment of
  compensation awards                      3        2          6        7

Share repurchased (weighted)              (8)      (8)       (12)     (12)

Dilutive shares contingently issuable
  upon exercise of stock options,
  conversion of debentures and payment
  of compensation awards, net of shares
  assumed to have been purchased for
  treasury (at the average price) with
  assumed proceeds from exercise of
  stock options and compensation
  awards                                  41       45         40       45

Total shares - primary                 1,575    1,613      1,579    1,616

Net income                            $  656   $  583     $1,083   $  977

Net income per share - primary        $ 0.42   $ 0.36     $ 0.69   $ 0.60





















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